Exhibit 10.1

AFFILIATION AGREEMENT

THIS AFFILIATION AGREEMENT (this “Agreement”), made as of the 22nd day of March, 2006 (“Effective Date”), is by and between The TUBE Music Network, Inc., a Florida corporation (the “Network”), and Sinclair Television Group, Inc., a Maryland corporation (“Affiliate), regarding the television programming service currently known as “The TUBE” (the “Service”). The parties hereby mutually agree as follows:

1.     DEFINITIONS:

In addition to any other defined terms in this Agreement, the following terms shall have the following meanings when used in this Agreement:

“Acquired Station” means any Broadcast Television station that is acquired and/or operated by Affiliate after the Effective Date.

“Affiliate Advertising Share” has the meaning set forth in Exhibit D.

“Affiliate Launch Date” means the earlier of (i) date on which the Service is initially transmitted by the first Station; or (ii) March 31, 2006.

“Affiliate Transactional Share” has the meaning set forth in Exhibit D.

“Broadcast Television” means traditional, free, FCC-licensed, over-the-air broadcast television.

“Costs” means all losses, liabilities, claims, costs, damages and expenses, including fines, forfeitures, reasonable attorneys’ fees, disbursements and court or administrative costs.

“Cross-Channel Promotional Spots” has the meaning set forth in Section 8(b).

“Designated Market Area” or “DMA” means a particular market area or classification to demarcate local television markets as defined by Nielsen Media Research, Inc. from time-to-time, or, if DMA falls from general or standardized usage, a replacement term to demarcate local television markets in a substantially similar manner which shall be determined by the parties in good faith.

“Licensed Community” has the meaning set forth in Section 3(a).

“Local Advertising” has the meaning set forth in Section 8(c).

“MVPD” means a multichannel video program distributor as such term is set forth in 47 C.F.R. §76.905(d) of the rules of the Federal Communications Commission (“FCC”).

“Network” means The TUBE Music Network, Inc., or any affiliate or subsidiary of The TUBE Music Network, Inc., any successor to The TUBE Music Network, Inc., any entity resulting from a merger, acquisition or consolidation by The TUBE Music Network, Inc. or any affiliate of The TUBE Music Network, Inc., and any entity resulting from a corporate separation, reorganization or restructuring of The TUBE Music Network, Inc. or any affiliate of The TUBE Music Network, Inc., or any entity controlling, controlled by or under common control with The TUBE Music Network, Inc. that, as to any of the foregoing, succeeds The TUBE Music Network, Inc. as the owner and operator of the Service. For purposes of this definition, the term “control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Network’s Advertising Revenue” means the gross dollar amount of collections received by Network from the sale by Network of commercial advertising time included in the Service, less actual agency representative fees and sales commissions (to the extent collections do not already reflect the deduction of such fees from gross billings by the Network). For clarification, Network’s Advertising Revenue shall not include Network’s Transactional Revenue.

“Network’s Transactional Revenue” means the gross dollar amount of revenue actually received by Network (e.g., net of the cost of goods and services and all fulfillment costs associated with the sale of such goods and services) from (i) the sale of products and services by way of direct response telephone orders from the toll-free number included on the Service, and (ii) e-commerce sales of products and services on Network’s website (i.e., url www.thetubetv.com or any replacement or supplemental URL), in all cases, originating from within the Zip Codes in the DMA of the Station(s) transmitting the Service.

“Primary Feed” means the audio and video presentations of each Station’s primary one-way over-the-air television signal (which signal may be in either standard definition or high definition television (as such term is defined by the Advanced Television Systems Committee) format).

“Service” means the television programming service provided by Network as defined in the preamble to this Agreement.

“Station(s)” means a Broadcast Television station owned and/or operated by Affiliate and licensed by the FCC that provides or is capable of providing the Service to the Licensed Community that it is licensed to serve.

“TV Households” means the number of television households in a given DMA as determined by Nielsen Media Research, Inc. (which, as of the date hereof, is published annually by Nielsen Media Research, Inc. as the Nielsen Media Research Local Universe Estimates (US)) or, if Nielsen Media Research, Inc. ceases to publish the number of television households in a DMA, a replacement term to determine the number of television households in local television markets in a substantially similar manner which shall be determined by the parties in good faith.

“Zip Code(s)” means a specific geographic delivery area defined by the United States Postal Service, which consists of a five (5)-digit zip code plus a four (4)-digit add-on code.

2.     TERM:

(a)    Initial Term. Unless earlier terminated pursuant to the terms of this Agreement, the “Term” of this Agreement shall consist of, collectively, the Initial Term and, if applicable, up to two Renewal Terms. The “Initial Term” of this Agreement shall be for five (5) years, commencing upon the Affiliate Launch Date.

(b)    Renewal Terms. If this Agreement is not terminated earlier in accordance with the terms hereof and Affiliate is not in default hereunder, Affiliate shall have the option to renew this Agreement for two (2) successive terms of five (5) years each, commencing upon the expiration of the Initial Term and the first Renewal Term respectively, upon the terms and conditions hereof (each a “Renewal Term”) upon written notice to Network no later than one hundred twenty (120) days prior to the expiration of the Initial Term and first Renewal Term, respectively.

3.     GRANT OF RIGHTS; ACQUIRED STATIONS:

(a)    Network hereby grants to Affiliate the exclusive right via Broadcast Television or via carriage of a Station by any MVPD serving the pertinent Licensed Community, and Affiliate hereby accepts such exclusive right and the obligation during the Term to broadcast the Service (i) over the transmission facilities of each Station identified on Exhibit A, which is licensed by the FCC to serve the community for each such Station (the “Licensed Community”), for receipt by TV Households in the DMA in which the Licensed Community is located, as such DMA is identified on Exhibit A, and (ii) subject to subparagraph (b) below, over the transmission facilities of any Acquired Station, except to the extent that, as of the date Affiliate notifies Network in writing of the closing of the acquisition of such Acquired Station, Network is already committed to provide the Service to another Broadcast Television station in the same DMA as the Acquired Station. Except for delays resulting directly from the failure of Network to provide the Receiving Equipment pursuant to Section 5(b), Affiliate shall launch the Service on each Station on or before the Launch Date set forth opposite each Station on Exhibit A. Affiliate shall telecast the Service solely from each Station’s origination transmitter and antenna for free over-the-air television reception. Notwithstanding the foregoing, Affiliate shall have the right to permit, and shall use good faith, commercially reasonable efforts to obtain, carriage of the Service’s signal by MVPDs in the DMA of each Station that transmits the Service, which Service signal shall be transmitted by Affiliate together with the Primary Feed; provided, however, that Affiliate shall not be in breach of its obligations hereunder if, after good faith negotiations, it does not reach agreement with any MVPD for the carriage of the Service due to unrelated issues, including compensation to be paid to Affiliate for the right to transmit the signal of the Station(s), and/or if Affiliate reaches agreement with such MVPD for carriage of broadcast streams that do not include the Service. Affiliate shall promptly notify Network of any MVPD that has agreed to retransmit the Service in the Station’s DMA. In the event Affiliate owns and/or operates more than one Station in any single DMA, then Affiliate, at its option, shall have the right to determine which of its Stations in such DMA shall broadcast the Service; it being understood that Affiliate shall have no obligation to broadcast the Service on more than one of its Stations in any particular DMA.

(b)    If, during the Term hereof, Affiliate acquires an Acquired Station that is transmitting the Service in the DMA in which such Acquired Station is located at the time of such acquisition by Affiliate, then Affiliate shall continue to transmit the Service and, as of the effective date of such acquisition, the Acquired Station shall become a “Station” hereunder and any existing agreement between or among Network and any one or more third parties applicable to such Station for the transmission of the Service shall terminate and cease to be effective. If, during the Term hereof, Affiliate acquires an Acquired Station in a DMA that is not at such time under license by Network to a third party for transmission of the Service, then Affiliate, by notifying Network within sixty (60) days of the date of consummation of the assignment or transfer of the FCC license of the Acquired Station, may in its sole discretion request that Network add such Acquired Station as a “Station” to this Agreement and shall commence transmission of the Service within the DMA of such Acquired Station within such sixty (60) -day period. Upon receipt of such notice by Network, the Acquired Station shall be added to this Agreement unless, prior to receipt of Affiliate’s add notice, Network has committed to provide the Service to another Broadcast Television station or MVPD in the same DMA as the Acquired Station. For purposes of clarification, with regard to an Acquired Station in a DMA that is not at such time under license by Network to a third party for transmission of the Service, if Affiliate does not elect to add such Acquired Station to this Agreement within such sixty (60) -day period, then Network shall thereafter have the right to license the transmission of the Service to another broadcast television station or MVPD in such DMA, including on an exclusive basis.

(c)    Except as expressly provided in Section 3(a) with respect to retransmission of the Service by an MVPD in a Station’s DMA, Affiliate shall not have the right (i) to subdistribute or otherwise sublicense the Service, or (ii) to transmit or otherwise distribute the Service by any technology (other than Broadcast Television), or on an interactive, time-delayed, “video-on-demand” or similar basis. For purposes hereof, “video-on-demand” means the transmission of a television signal by means of a point-to-point distribution system containing audiovisual programming chosen by a viewer for reception on a viewer’s television receiver, where the scheduling of the exhibition of the programming is not predetermined by the distributor, but rather is at the viewer’s discretion.

(d)    Network hereby grants Affiliate during the Term a royalty-free, fully paid up, non-transferable, non-exclusive license to use the Marks (as that term is defined herein) in any advertising and promotional materials undertaken in connection with Affiliate’s transmission of the Service, provided that such use complies with the terms and conditions of Section 8(e).

(e)    All licenses, rights and interest in, to and with respect to the Service, the elements and parts thereof, and the media of exhibition not specifically granted herein to Affiliate shall be entirely reserved to Network and may be fully exploited and utilized by Network without limitation. Provided that Affiliate is in compliance with its obligations hereunder, including its distribution obligations, Network agrees that, during the Term, Network shall not simulcast the Service in its entirety, or a substantial portion of the programming on the Service, over the Internet within the Licensed Community of any Station that is transmitting the Service pursuant to this Agreement. For purposes of clarification, a promotional or marketing “stunt” simulcasting a live or special event, or programming designed to increase or improve viewership of the Service shall not be prohibited by this Section 3(e).

(f)    Within fifteen (15) calendar days of the execution of this Agreement, Affiliate shall complete and deliver to Network a notice of launch (in the form attached hereto in Exhibit B) for each Station (“Launch Notice”) and subsequently launch the Service on each Station listed on Exhibit A no later than the Launch Date set forth opposite each Station on Exhibit A (for each Station, the “Launch Date”). In addition, Affiliate shall promptly complete a Launch Notice for any Acquired Station that is subsequently added to this Agreement.

(g)    This Agreement shall be subject to any and all bona fide rights, programming, scheduling or other restrictions or limitations contained in agreements between Network and suppliers (provided that Network has negotiated any such restrictions in good faith with such suppliers in arms-length transactions).

4.     CONTENT OF THE SERVICE:

(a)    Content. Throughout the Term, the Service shall be a professionally produced, advertiser-supported television service with programming generally consisting of music videos, related interstitial programming, promotions and commercial advertising. Subject to the preceding sentence, the selection, scheduling, renewal, substitution and withdrawal of any content on the Service shall at all times remain within Network’s sole discretion and control.

(b)    Local Programming. Subject to Network’s policies and procedures, Affiliate, at its own cost, shall be provided with up to thirty (30) minutes per week on the Service for the insertion of locally produced programming that is complimentary to the Service and designed specifically to appeal to TV Households in the Licensed Community of the Station broadcasting such programming (“Local Programming”). For purposes of clarification, Local Programming may consist of programming produced or acquired by Affiliate for broadcast on some or all of the Stations. Affiliate acknowledges and agrees that Local Programming shall be broadcast in one block of time on the same day and at the same time each week, such day and time to be selected by Network, in consultation with Affiliate, it being agreed and acknowledged, however, that such time period will be between 12:00 p.m. and midnight prevailing local time. Local Programming shall not consist of or contain (i) programming that has received, or had it been rated would have received, an MPAA “X” or “NC-17” rating, or that would otherwise be considered obscene, indecent, profane, or excessively violent; or programming that would be patently offensive as measured by the community standards of the Licensed Community in which is displayed; (ii) pay-per-view movies or events; (iii) blackouts; (iv) surcharges; (v) promotion or marketing of “800,” “888,” “900,” or “976” telephone services, or other similar services that bill a caller for placing or confirming the call (other than for the telephone company’s cost of the call); or (vi) infomercials, home shopping, direct on air sales programming or advertising; provided, however, such prohibition is not intended to limit sales of products and services directly related to the Network (i.e., sales of Network merchandise). Affiliate shall be solely responsible for the insertion on a timely basis of the Local Programming into the signal of the Service at the Stations transmitting the Service. The production quality of the Local Programming shall be at least comparable to the production quality of the Service transmitted by Network.

(c)    Preemption. Notwithstanding anything herein to the contrary, Affiliate shall retain the right to elect not to transmit any programming on the Service over the broadcast facilities of a Station if (i) the transmission of such programming would cause such Station to be in default of its contractual obligations with the primary television network with which such Station is affiliated with regard to its Primary Feed (e.g., ABC, CBS, NBC, Fox, WB, CW and UPN) (individually and collectively, “Primary Network”), (ii) Affiliate reasonably believes in good faith that the transmission of such programming is contrary to applicable rules and regulations of the FCC and that such transmission would result in a penalty or forfeiture being imposed by the FCC on Affiliate or such Station (subsection (ii) hereof, an “FCC Preemption”), or (iii) as a result of an unexpected failure of equipment used by such Station in the transmission of its Primary Feed, the equipment that normally would be used by such Station to transmit the Service must be utilized temporarily in connection with the transmission of its Primary Feed, provided that in each case (A) Affiliate notifies Network either before or, if prior notification is impossible, as soon as reasonably practicable after Affiliate exercises such right, (B) Affiliate does not exercise such right in a manner intended to frustrate its obligations or Network’s rights hereunder, (C) such preemption is limited to the greatest extent possible, (D) Affiliate does not exercise such right arbitrarily, or as a consequence of a dispute with Network, and (E) Affiliate uses commercially reasonable efforts to remedy the cause of such preemption as soon as commercially practicable.

(d)    Children’s Programming.

(i)    Network will provide as part of the Service an amount of core educational and informational children’s programming as defined by FCC rules, including 47 C.F.R. §73.671, as the same may be amended from time to time (“Core Children’s Programming”) sufficient to satisfy the minimum Core Children’s Programming hours required to meet the FCC’s benchmark for such programming incurred by Affiliate as a result of the broadcast by the Stations of the Service on each such Station’s free, over-the-air, multicast feed, if and solely to the extent required by applicable FCC rules and regulations. Provided Network has been granted the rights to broadcast the Core Children’s Programming on a Station’s Primary Feed by all pertinent programming providers and Network may exercise such rights at no additional cost or expense to Network, Affiliate may simulcast or rebroadcast the Core Children’s Programming on the pertinent Station’s Primary Feed. In addition, Affiliate agrees to notify Network in the event Affiliate elects to meet the Core Children’s Programming requirements resulting from its Stations’ free, over-the-air multicast feeds on a single free, over-the-air multicast feed in which case Network’s obligations shall thereafter cease.

(ii)    Network represents and warrants that if it supplies to Affiliate any programming produced primarily for children 12 years old or younger, such programming shall comply with the FCC’s commercial limits, including 47 C.F.R. §73.670, as the same may be amended from time to time, including limits on the amount of commercial matter and the prohibition on certain commercial matter in both the program material and commercial material, provided that each Station passes through such programming without alteration.

(iii)    At the end of each calendar quarter, Network will provide to Affiliate a certification indicating the amount of Core Children’s Programming made available to Affiliate during the quarter and certifying that any programming produced primarily for children 12 years old or younger, as provided by Network, complied with the FCC’s rules on commercial limits.

(e)    Advertising. Except for the Local Advertising, Network shall have the exclusive right and authority to sell all of the advertising on the Service and shall share a portion of Network’s Advertising Revenue generated from such sales with Affiliate in accordance with the terms of this Agreement.

(f)    Program Service Information. Network must provide to a reputable program information services entity a program schedule for the Service.

(g)    Closed Captioning. Network shall provide closed captioning for the Service if and solely to the extent required by applicable FCC rules and regulations.

5.    DELIVERY AND DISTRIBUTION OF THE SERVICE:

(a)    During the Term, Network, at its expense, shall deliver a 24 hours per day, 7 days per week signal of the Service by transmitting it via AMC-3 or another domestic satellite commonly used for transmission of television programming. The signal of the Service, including any program-related data and enhancements, shall be contained in no more than a 2.0 megabits-per-second (“mbps”) stream of data within a six (6)-megahertz band and shall consist of a resolution of no less than 480i to be considered a “good quality signal” in accordance with industry standards.

(b)    Exhibit C sets forth the specific equipment necessary for each Station to receive the signal of the Service (the “Receiving Equipment”). Network shall furnish, at its expense, the Receiving Equipment to each Station that transmits the Service, provided that the Receiving Equipment for all of the Stations initially listed on Exhibit A shall not exceed fifteen thousand dollars ($15,000.00) per individual Station (the “Station Reimbursement Cap”) or two hundred ninety thousand dollars ($290,000), in the aggregate, for all Stations. In the event that the cost of the Receiving Equipment for any individual Station exceeds, in the aggregate, the Station Reimbursement Cap, Network may, in its sole discretion, elect to pay all costs to purchase such equipment. If Network chooses not to purchase such equipment, then Affiliate may elect to pay all costs exceeding the Station Reimbursement Cap for such Station, in which case Network shall remain responsible for the cost of such equipment up to the Station Reimbursement Cap. If Network chooses not to purchase such equipment and Affiliate elects not to pay all costs exceeding the Station Reimbursement Cap for such Station, the pertinent Station shall be deleted from this Agreement and Network shall thereafter have the right to license the transmission of the Service to another broadcast television station or MVPD in such DMA, including on an exclusive basis. Affiliate, at its expense, shall furnish all other equipment and facilities necessary for the receipt of the satellite transmission of the signal of the Service and the delivery of such signal to those TV Households in each Station’s DMA which are capable of receiving such Station’s broadcast signal. Affiliate shall cause each of the Stations to maintain the Receiving Equipment in good working condition, at Network’s sole cost, as necessary and appropriate to maintain the ability of the Receiving Equipment to receive the signal of the Service without interruption during the Term.

(c)    Subject to paragraph (d) below, each Station transmitting the Service shall transmit a principal video and audio signal of the Service of a technical quality at least comparable to the lower of the quality of the Primary Feed or the quality of any other multicast feed transmitted by such Station, but in no event shall such Station be required to deliver a signal of a technical quality higher than the technical quality of the video and audio signal of the Service as delivered by Network hereunder.

(d)    Each Station shall provide Network with 2.0 mbps to transmit the Service on a full-time basis 24 hours per day, 7 days per week; provided that, each Station shall have the right to remodulate and/or reduce the bit rate of the signal of the Service as long as such technological manipulation does not degrade or adversely interfere with the audio or video Signal of the Service in a manner perceptible by the average Service viewer and/or to the extent reasonably necessary to comply with contractual obligations with the pertinent Primary Network; provided that in each case (i) Affiliate notifies Network either before or, if prior notification is impossible, as soon as reasonably practicable after Affiliate exercises such right (provided that failure to provide such notice shall not be a breach of this Agreement), (ii) Affiliate does not exercise such right in a manner intended to frustrate its obligations or Network’s rights hereunder, (iii) the exercise of such right is limited to the greatest extent possible, (iv) Affiliate does not exercise such right arbitrarily, or as a consequence of a dispute with Network, and (v) Affiliate uses commercially reasonable efforts to restore the signal to its original state as soon as commercially practicable. Except for a Station’s Local Advertising Time and Local Programming, each Station shall transmit the Service without alteration, editing or delay. Except as expressly provided herein, at no time during the Term may Affiliate cease to transmit the Service as provided herein.

(e)    Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the signal of the Service, including the program and system information protocol, audio subcarriers and all other distribution capacity contained within the bandwidth of the signal of the Service between Network’s uplink facilities and each Station’s downlink facility(ies). In addition, Network shall have the right to use, and Affiliate shall transmit, those portions of the Service signal that are directly related to and enhance the Service programming.

(f)    Affiliate shall use reasonable efforts to require any MVPD in the DMA that is transmitting the signal of the Service to make the Service available on such MVPD’s most highly penetrated level of digital service.

(g)    Except as otherwise permitted herein, Affiliate shall not itself, and shall not authorize others to, tape or otherwise reproduce any part of the Service without Network’s prior written consent. Affiliate and each Station shall take the same security measures, if any, to prevent the unauthorized or otherwise unlawful copying or taping of the Service (or any portion thereof) by others as it takes to protect any other multicast feed transmitted by such Station. The foregoing shall not be deemed to prohibit home taping by anyone viewing the Service for private, non-commercial use; provided, however, that Affiliate shall not promote home taping of the Service.

(h)    Each Station that transmits the Service may superimpose over the programming on the Service, at the top of the hour, a transparent station identification “bug” on the viewing screen of the Service identifying the call letters and city of license of such Station in accordance with applicable federal law; provided that the size, form and placement of such “bug” shall be mutually agreed upon by Network and Affiliate prior to such superimposition, and such “bug” does not materially interfere with any graphics or other data on the Service.

(i)    Notwithstanding anything to the contrary contained herein, subject to material compliance with all rules and regulations of the FCC and the licenses and permits, including any special temporary authority, issued by the FCC concerning the pertinent Station, Affiliate shall determine, in its sole discretion, the power level at which each Station’s digital signal will be broadcast.

6.    NO FEES; REVENUE SHARE:

(a)    Neither Affiliate nor any Station shall pay any fees to Network for any rights granted under this Agreement.

(b)    In consideration of the terms and conditions set forth herein, Network shall pay Affiliate (i) the Affiliate Advertising Share, and (ii) the Affiliate Transactional Share, each as provided in Exhibit D.

7.    REPORTS; AUDITS:

(a)    No later than thirty (30) days following each calendar quarter during the Term, Affiliate shall provide Network with (i) a list of all MVPDs then retransmitting the Service in the DMA of each Station; and (ii) if available from each such MVPD, a report supplied by each such MVPD stating the number of cable television households that receive the Service from such MVPD in the DMA of a Station on average over such quarter or, if not available, Affiliate’s best estimate of such information (together, the “Reports”).

(b)    Network shall submit to Affiliate, within fifteen (15) days of the receipt by Network of the Reports, a statement reporting for such calendar quarter the following information: (i) Network’s Advertising Revenue, (ii) the Affiliate Advertising Share, (iii) Network’s Transactional Revenue, and (iv) the Affiliate Transactional Share.

(c)    Affiliate shall submit to Network, within forty-five (45) days of the end of each calendar quarter, a report setting forth the date and time each Cross-Channel Promotional Spot aired on the Primary Feed; provided, that Affiliate shall be provided with notice and have an opportunity to cure any breach of this obligation.

(d)    Audit.

(i)    During the Term and for one (1) year thereafter, Network shall maintain accurate and complete books and records in accordance with generally accepted accounting principles and practices that shall contain sufficient information to enable an auditor to verify, for the period under audit, Network’s Advertising Revenue, Network’s Transactional Revenue, the Affiliate Advertising Share, the Affiliate Transactional Share and the accuracy of the amounts paid by Network to Affiliate hereunder (collectively, the “Revenue Share Records”). Upon not less than thirty (30) days’ prior written notice and not more than once in any calendar year, Affiliate shall have the right, at its sole cost and expense, during the Term and for one (1) year thereafter, to examine during normal business hours the books and records of Network for up to the prior calendar year and the then-current calendar year solely to the extent necessary to verify the Revenue Share Records.

(ii)    Any audit conducted pursuant to this Section 7(d) shall be conducted by an independent public accounting firm or an independent auditing firm designated by Affiliate which shall not be the accounting or auditing firm retained by Affiliate to complete its company wide audit (“Auditor”). Any such audit shall be subject to the confidentiality provisions of Section 12, and the Auditor shall execute, in advance, a confidentiality agreement that obligates it to maintain the confidentiality of the terms of this Agreement and the information acquired during the course of the audit.

(iii)    If, as a result of an audit conducted pursuant to this Section 7(d), the Auditor determines that Network has fully complied with its obligations pertaining to the Revenue Share Records provided by Network hereunder, then the Auditor shall promptly provide written notice to the parties stating only that Network has so complied. If, as a result of an audit, the Auditor determines that Network has failed to comply with its obligations pertaining to the Revenue Share Records, and which has caused an underpayment to Affiliate of greater than two percent (2%) of the aggregate monies otherwise due Affiliate hereunder, then the Auditor shall promptly commence good faith discussions with Network regarding such non-compliance. If, after such good faith discussions, the Auditor concludes that Network has in fact complied with its obligations hereunder, then the Auditor shall promptly provide written notice to the parties stating only that Network has complied. In the event that after such good faith discussions, the Auditor concludes that Network has not complied with its obligations pertaining to the Revenue Share Records provided by Network hereunder, then, Network shall have the option, at Network’s sole election (to be exercised by giving written notice of its election to Affiliate within ten (10) business days following the Auditor’s conclusion), to either (A) comply with its obligations hereunder or (B) authorize the Auditor to provide to Affiliate only that limited information acquired during the course of the audit as is necessary for Affiliate to pursue its claim or claims related to Network’s non-compliance with its obligations pertaining to the Revenue Share Records provided by Network hereunder. Under no circumstances, other than the limited circumstance set forth in clause (B) above, shall any information acquired during the course of the audit be disclosed to Affiliate by the Auditor. Both Network and Affiliate shall use good faith efforts to resolve any claim or claims arising from an audit conducted pursuant to this Section 7(d). Nothing herein shall prevent Affiliate from exercising rights, if any, to receive full and complete financial information regarding the Network in the event that Affiliate has a seat on Network’s Board of Directors or is an equity holder of The Tube Media Corp. and such rights are granted to other members of Network’s Board of Directors and/or equity holders in The Tube Media Corp.

(iv)    Any claim by Affiliate with respect to amounts owing by Network must be made within the earlier of three (3) months after the Auditor provides Affiliate the results of the audit, or twelve (12) months after the close of the earliest month that is the subject of a claim, or Affiliate will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from Network for the period(s) audited.

8.    PROMOTION; AFFILIATE ADVERTISING:

(a)    Affiliate shall use commercially reasonable efforts to have the Service listed in local print and on-screen guides. Additionally, Affiliate will provide a link to Network’s website (i.e., url www.thetubetv.com or any replacement or supplemental URL) on the websites of each of the Stations.

(b)    Each Station shall broadcast at least ten (10) thirty-second (0:30) cross-channel promotions per week on the Primary Feed promoting Network and the Service (“Cross-Channel Promotional Spots”). Network shall have responsibility to produce and deliver the Cross-Channel Promotional Spots to each Station at least two (2) weeks prior to the air date in a useable format and broadcast-ready state. The Cross-Channel Promotional Spots shall be broadcast by each Station in a run-of-schedule rotation.

(c)    Network shall provide to each Station that transmits the Service for local advertising sales or promotion one (1) minute of commercial announcement time per hour (“Local Advertising”). Affiliate shall have the right to retain for itself all the proceeds derived from the sale of Local Advertising. Affiliate’s and each Station’s use of Local Advertising shall be subject to Network’s then-current standard advertising guidelines, provided that such guidelines are reasonably communicated to Affiliate in advance of the sale by Affiliate or a Station of Local Advertising. Without limiting the foregoing, neither Affiliate nor any Station shall use the Local Advertising for advertising or promotion (i) for any direct competitor of Network, or (ii) for any product or services competitive with any advertiser that has been granted exclusivity by Network (“Exclusive Advertiser”); provided, however, that with respect to Network’s right to grant exclusivities to Exclusive Advertisers, such exclusivities shall be limited at any one (1) time to no more than two (2) exclusive advertising categories (e.g., soft drinks, beer/malt beverages, credit cards, athletic shoes) and shall apply only during time periods during which advertisements for such Exclusive Advertisers are being broadcast. Network’s initial notification to Affiliate of exclusive advertising categories shall be effective until Network gives Affiliate a later notice that changes such categories; provided, however, that Network may change such exclusive advertising categories no more frequently than once every calendar year by providing Affiliate with at least sixty (60) days’ notice of such change. In the event Network, in its sole but reasonable discretion, deems any Local Advertising to be with a direct competitor of Network or for a product or service that is competitive with an Exclusive Advertiser, Network shall notify Affiliate of same, and Affiliate shall immediately cease such advertising or promotion. Affiliate shall be solely responsible for all Local Advertising and all liabilities associated therewith, including insertion, trafficking, billing and collection activities relating to the Local Advertising and for the content of the material inserted into the Local Advertising. Network shall properly “tone-switch,” using industry-recognized equipment, via audible or inaudible signals, all commercial announcement minutes to enable each Station to insert its Local Advertising.

(d)    Network, from time to time, may undertake marketing tests and surveys, rating polls and other research in connection with the Service.

(e)    Affiliate acknowledges that the name and mark “The TUBE” (and the names of certain programs that appear in the Service and any subsequently selected names or marks for the Service and accompanying websites) (collectively, the “Marks”) are the exclusive property of Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Affiliate shall not directly or indirectly question, attack, contest or in any other manner impugn the validity of the Marks or Network’s rights in and to the Marks. Affiliate shall at no time adopt or use, without Network’s prior written consent, any variation of the Marks or any word or mark likely to be similar to or confused with the Marks. Any and all goodwill arising from Affiliate’s use of the Marks shall inure solely to the benefit of Network. Affiliate shall submit to Network for prior written approval any of Affiliate’s promotional materials mentioning or using the Marks and publicity about Network or the products or programming included in the Service (other than materials provided by Network to Affiliate, if any). Uses of the Marks in routine promotional materials such as program guides and program listings, once approved by Network, shall be deemed approved for all subsequent uses unless Network specifically notifies Affiliate to the contrary.

9.    WARRANTIES AND INDEMNITIES:

(a)    Network and Affiliate each represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state under which it is organized; (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) except for contractual obligations with the Primary Network, if any, it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; and (v) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(b)    Network further represents and warrants to Affiliate that Network holds or will hold all necessary rights and licenses (including music performance rights) in and to the materials transmitted to Affiliate as part of the Service and such rights and licenses are sufficient to permit the transmission of the Service in the DMA of each of the Stations without infringing the copyright or other intellectual property rights of any person, provided that Affiliate and each Station have transmitted the Service in accordance with the rights granted to Affiliate pursuant to this Agreement.

(c)    Affiliate further represents, warrants and covenants to Network (i) that it has the power and authority to cause each Station, including any Acquired Station, to perform fully its obligations hereunder; and (ii) that it holds and will continue to hold all necessary rights and licenses (including music performance rights) in and to the Local Programming and Local Advertising and such rights and licenses are sufficient to permit the transmission of the Local Programming and Local Advertising in the DMA of each of the Stations without infringing the copyright or other intellectual property rights of any person

(d)    Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other’s affiliated companies and each of the other’s (and the other’s affiliated companies’) respective present and former officers, shareholders, directors, consultants, employees, partners and agents (“Network Indemnitees” and “Affiliate Indemnitees,” respectively), against and from any and all Costs incurred as a result of third-party claims arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

(e)    Without limiting Section 9(d), Network shall indemnify, defend and forever hold harmless the Affiliate Indemnitees from and against any and all Costs arising directly or indirectly out of third-party claims that (i) the transmission by Affiliate of the Service in the DMA of any of the Stations infringes the copyright or other intellectual property rights of any person but only if Affiliate and each Station have transmitted the Service in accordance with the rights granted to Affiliate pursuant to this Agreement; and (ii) the content of the Service or any other promotional material provided by Network to Affiliate (including the Cross-Channel Promotional Spots), as furnished by Network and transmitted by Affiliate and each Station in accordance with this Agreement (i.e., not based upon any deletions, modifications or additions by Affiliate or any Station), is indecent, obscene, libelous, or slanderous, or violates any right of privacy or publicity, copyright, trademark or any other proprietary, literary, or dramatic right of any person. Affiliate shall, to like extent, indemnify, defend and forever hold harmless the Network Indemnitees for Costs arising directly or indirectly out of third-party claims (A) that the operation of one or more of the Stations or manner of transmission of the Service infringes on the patent or other intellectual property rights of another person; (B) relating to any deletion or addition of content, programming or other material by Affiliate to the Service, including the Local Advertising and Local Programming; and (C) relating to any contest, sweepstakes or other promotion conducted by Affiliate in connection with Network and/or the Service.

(f)    A party claiming indemnity under this Section 9 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party’s cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

(g)    The representations, warranties and indemnities contained in this Section 9 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

(h)    Network has procured, and shall maintain during the Term, at its sole expense, Commercial General Liability insurance at liability limits of not less than $1,000,000 each occurrence and $2,000,000 in the aggregate, and an umbrella insurance policy at liability limits of not less than $5,000,000 in the aggregate. Additionally, Network will procure on or before the Affiliate Launch Date, and shall maintain during the Term, at its sole expense, Errors and Omissions insurance that covers Network’s media activities at a liability limit of $1,000,000 in any one (1) policy period.

10.    EARLY TERMINATION RIGHTS:

(a)     Affiliate shall have the option to terminate this Agreement as of March 31, 2007, with no liability associated therefor, upon written notice to Network no later than December 31, 2006; provided that if Affiliate elects to terminate this Agreement pursuant to this Section 10(a), then Affiliate’s exclusivity with regard to the distribution of the Service shall terminate on February 1, 2007 and Affiliate shall, on or before April 30, 2007, return to Network all Receiving Equipment paid for by Network pursuant to Section 5(b) herein.

(b)    Network may, by providing Affiliate with thirty (30) days’ prior notice, terminate this Agreement if Affiliate is in material breach of this Agreement, provided that Affiliate shall have thirty (30) days from Network’s notice of such breach to cure such breach; provided further, that if Affiliate is diligently pursuing a cure of such breach and such breach cannot reasonably be cured within a thirty (30)-day cure period, then, provided Affiliate continues to diligently pursue a cure, the cure period shall automatically be extended for an additional sixty (60) days; provided, however, if such breach is confined to a single breach by a Station or two (2) Stations during the Term, then Network shall have the right to terminate this Agreement only as to such Station or Stations and if such breach occurs in connection with three (3) or more Stations and/or a Station breaches the Agreement on two (2) or more occasions, in each case at any time during the Term, regardless of whether any such breaches occur simultaneously (i.e., each breach is counted separately regardless of when such breach occurs), then Network, at its option, shall have the right to terminate this Agreement in its entirety or only as to such breaching Station or Stations. Network retains the right at all times during the Term to discontinue its distribution of the Service in its entirety and to terminate this Agreement on at least ninety (90) days’ prior notice without any liability therefor to Affiliate. In the event that a Station initially listed on Exhibit A does not launch the Service by the Launch Date as required by Section 3(f), Network shall have the right to terminate this Agreement only as to such Station, but if three (3) or more Stations initially listed on Exhibit A do not launch the Service by the pertinent Launch Date for each such Station as required by Section 3(f), Network, at its option, shall have the right to terminate this Agreement in its entirety or only as to such Station or Stations, subject in each case to the thirty (30) day right to cure set forth above. In addition, in the event that any Station, for any reason other than as a result of an FCC Preemption, preempts more than (i) two (2) consecutive hours of Service programming, (ii) more than four (4) hours of Service programming in the aggregate in any consecutive sixty (60)-day period, and/or (iii) more than ten (10) hours of Service programming in the aggregate in any consecutive twelve (12)-month period, Network, at its option, shall have the right to terminate this Agreement only as to such Station, but if three (3) or more Stations preempt programming in amounts described in (i), (ii) or (iii) above and/or a Station preempts programming in amounts described in (i), (ii) or (iii) above on three (3) or more occasions, in each case at any time during the Term, regardless of whether such preemptions are simultaneous among the Stations (i.e., each preemption is counted separately regardless of when such preemption occurs), Network, at its option, shall have the right to terminate this Agreement in its entirety or only as to such Stations. If contractual obligations with the Primary Network interfere in any way with Affiliate’s full, prompt and complete performance hereunder (including Affiliate’s exercise of its right to remodulate and/or reduce the bit rate of the signal of the Service pursuant to Section 5(d) if such technological manipulation degrades or adversely interferes with the audio or video Signal of the Service in a manner perceptible by the average Service viewer), Network, at its option, shall have the right to terminate this Agreement only as to any affected Station or Stations and if such interference occurs in connection with three (3) or more Stations at any time during the Term, regardless of whether any such interference occurs simultaneously (i.e., each interference event is counted separately regardless of when such interference occurs), then Network, at its option, shall have the right to terminate this Agreement in its entirety or only as to such affected Station or Stations. In the event that Network terminates this Agreement as to a particular Station or several Stations, or in its entirety pursuant to this Section 10(b), Affiliate shall, within thirty (30) days of termination, return to Network all Receiving Equipment related to such Station(s) paid for by Network pursuant to Section 5(b) herein.

(c)    In addition to Affiliate’s other rights to terminate this Agreement, Affiliate may, by providing Network with thirty (30) days’ prior notice, terminate this Agreement if Network is in material breach of this Agreement, provided that Network shall have thirty (30) days from Affiliate’s notice of such breach to cure such breach, provided further, that if Network is diligently pursuing a cure of such breach and such breach cannot reasonably be cured within a thirty (30)-day cure period, then the cure period shall automatically be extended for an additional sixty (60) days. In addition, if Network terminates this Agreement as to three (3) or more Stations during the Term pursuant to its rights under Section 10(b), then, upon at least ninety (90) days’ prior written notice, Affiliate shall have the right to terminate this Agreement in its entirety.

11.    NOTICES:

Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail, return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party pursuant to the provisions of this Section 11, in which case all notices to such party thereafter shall be given at its most recently so designated address):

To Network:
The TUBE Music Network, Inc.
1451 West Cypress Creek Road, Suite 300
Ft. Lauderdale, Florida 33309

Attn: John W. Poling, CFO
Facsimile Number: (954) 714-8500
cc: Les Garland, President and CEO
Facsimile Number: (305) 861-9409

To Affiliate:
Sinclair Television Group, Inc.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

Attn: David D. Smith, President and CEO
cc: Barry M. Faber, Vice President and General Counsel
Facsimile Number: (410) 568-1533

Notice or report given by hand delivery shall be deemed received on delivery. Notice or report given by mail shall be deemed received on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed received on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed received on the day of transmission (with electronic confirmation) if a business day, or on the next business day after the day of transmission (with electronic confirmation) if not transmitted on a business day.

Notwithstanding the foregoing, Affiliate may provide the completed Launch Notice by means of electronic mail (“e-mail”). Each e-mail notice shall be sent by Affiliate utilizing “confirmation of delivery” tracking to the satellite coordinator at linefinder_1999@yahoo.com or any successor email address designated by Network in accordance with the provisions of this Section 11 from time-to-time, and if any e-mail notice is returned as undeliverable, such notice shall be supplemented with notice by any other means permissible under this Agreement.

12.    CONFIDENTIALITY:

Affiliate, Network, WNUV Licensee, Inc. and Bay Television, Inc. shall not disclose (whether orally or in writing, or by press release or otherwise) to any third party (other than their respective officers, directors and employees, in their capacity as such, and their respective auditors, consultants, financial advisors, lenders, potential investors and attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by any of such parties and Affiliate agrees to be responsible for any breach of the provisions of this Section 12 by WNUV Licensee, Inc. and Bay Television, Inc.) any information with respect to the terms and provisions of this Agreement (other than the existence and Term hereof or the fact that Affiliate has received an equity position in Network) except: (a) to the Auditor as provided in Section 7(d); (b) as required by applicable law; (c) in accordance with the regulations of any securities exchange; (d) in order to enforce its rights pursuant to this Agreement; or (e) if mutually agreed by Affiliate and Network, in advance of such disclosure, in writing. This Section 12 shall survive the termination of this Agreement. The parties agree to issue a mutually agreeable press release concerning this Agreement immediately upon execution of this Agreement.

13.    MISCELLANEOUS:

(a)    Assignment; Binding Effect; Reorganization. This Agreement shall be binding on the respective transferees and successors of the parties hereto, except that neither this Agreement nor either party’s rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Affiliate agrees that, upon Network’s request, Affiliate shall procure and deliver to Network, in form and substance satisfactory to Network, the agreement of any proposed assignee or transferee of the FCC license of one or more of the Stations that, upon consummation of the assignment or transfer of control of the FCC license for such Station(s), such assignee or transferee shall assume and perform all obligations otherwise required of Affiliate with regard to such Station(s) under this Agreement in their entirety without limitation of any kind.

(b)    Entire Agreement; Amendments; Waivers; Cumulative Remedies. This Agreement, including the Exhibits attached hereto and the letter from Network and The Tube Media Corp. to Affiliate of even date herewith, contains the entire understanding of the parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

(c)    Governing Law. The obligations of Affiliate and Network under this Agreement are subject to all applicable federal, state and local laws, rules and regulations, and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts to be entirely performed therein. In any action or proceeding hereunder, service of process upon a party may be accomplished by sending such process in the manner specified herein for the giving of notice to such party. In case of any controversy or claim arising out of or related to this Agreement, the parties agree to meet to attempt to resolve such dispute in good faith.

(d)    Relationship. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any partnership, association, joint venture, fiduciary or agency relationship between Affiliate and Network, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other.

(e)    Force Majeure. Neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the Service if such non-operation or non-furnishing is due to an act of God; inevitable accident; fire; weather; lockout; strike or other labor dispute; riot or civil commotion; act of government or governmental instrumentality (whether federal, state or local); failure of performance by a common or private carrier; material failure in whole or in part of technical facilities which are material to the transmission of the Service; or other cause beyond either party’s reasonable control.

(f)    Severability. In the event of any order or decree of, or any other action or determination by, an administrative agency or court of competent jurisdiction, including any material change in or clarification of FCC rules, policies or precedent that would cause one or more provisions of this Agreement to be invalid or unenforceable, in whole or in part, or that would violate applicable law in any respect, such invalidity, unenforceability or violation shall not affect any other provision of this Agreement, and this Agreement shall be construed as though such invalid and/or unenforceable provision(s) or provision(s) that violate applicable law had never been contained herein. Notwithstanding the foregoing, if such deletion constitutes a substantial deviation from the general intent and purpose of the parties hereto, then Network and Affiliate shall negotiate in good faith to modify this Agreement to the extent necessary to render it valid, legal and enforceable while preserving the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)    No Inference Against Author. Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

(h)    No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of Network and Affiliate and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

(i)    Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Any reference in this Agreement to “Section” or an “Exhibit” shall, unless the context expressly requires otherwise, be a reference to “Section” in, or an “Exhibit” to, this Agreement. Forms of the word “include” mean “including without limitation;” and references to “hereunder,” “herein,” “hereof,” and the like, refer to this Agreement.

(j)    Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

(k)    LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING LOSS OF PROFITS OF REVENUES, OR DAMAGES TO OR LOSS OF PERSONAL PROPERTY) IN ANY CAUSE OF ACTION ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH A DEFAULT UNDER OR A BREACH OF THIS AGREEMENT.

(l)    Taxes. Network shall not be liable for, and Affiliate shall pay and hold harmless Network from, any federal, state or local taxes, surcharges, levies or any other charges which are based upon revenues derived by operations of Affiliate or each Station.

(m)    Change in Operations. Affiliate represents and warrants that each Station is operating with facilities specified in its FCC license. In the event that any Station’s transmitter location, power, height of antenna, Licensed Community, frequency, or hours of operation are materially reduced or changed at any time so that such Station’s value to Network as a telecaster of the Service is materially less than as existed on the Effective Date, and such reduction or change has not been cured by Affiliate within thirty (30) days after such occurrence, Network shall have the right to terminate this Agreement with respect to such Station upon thirty (30) days’ prior written notice to Affiliate.

(n)    Counterparts. This Agreement may be executed in counterparts, each of which will have the full force and effect of a fully-executed original. This Agreement may be executed by each or either party by delivering signed signature pages thereof to the other party by facsimile. Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver to the other party an original executed counterpart of this Agreement, but the failure to do so does not affect the validity, enforceability or binding effect of this Agreement.

[Remainder of page intentionally left blank.]

The parties hereto have executed this Agreement to be effective as of the Effective Date.

AFFILIATE:	NETWORK:
Sinclair Television Group, Inc.	The Tube Music Network, Inc.

By: /s/ David B. Amy	By: /s/ Les Garland
Name: David B. Amy Title: Chief Financial Officer	Les Garland, President and CEO

ACCEPTED AND AGREED AS TO WNUV-TV BY WNUV LICENSEE, INC.

By: /s/ Lisa Asher
Name: Lisa Asher Title: Chief Financial Officer

ACCEPTED AND AGREED AS TO WTTA-TV BY BAY TELEVISION, INC.

By: /s/ J. Duncan Smith
Name: J. Duncan Smith Title: ___________________________

[Signature page: Charter Affiliate Affiliation Agreement by and between
The TUBE Music Network, Inc. and Sinclair Television Group, Inc.]

EXHIBIT A

To Affiliation Agreement By and Between

Sinclair Television Group, Inc. and

The TUBE Music Network, Inc.

Dated as of March 22, 2006

STATION IDENTIFICATION
DMA	Call Letters*	Launch Date	Street Address
Baltimore	WNUV	May 15, 2006	2000 West 41st Street Baltimore, MD 21211
Birmingham (Ann and Tuscaloosa)	WABM	May 15, 2006	651 Beacon Pkwy W. Suite 105 Birmingham, AL 35209
Champaign - Springfield - Decatur	WICD/ WICS	July 15, 2006	250 S. County Fair Dr. Champaign, IL 61821 2680 E Cook Street P.O. Box 3920 Springfield, IL 62703
Charleston - Huntington	WCHS	July 15, 2006	1301 Piedmont Road Charleston, WV 25301
Charleston, SC	WMMP	July 15, 2006	4301 Arco Lane Charleston, SC 29418
Columbus, OH	WSYX	May 15, 2006	1261 Dublin Road Columbus, OH 43215
Dayton	WKEF	May 15, 2006	1731 Soldiers Home Rd Dayton, OH 45418
Des Moines - Ames	KDSM	July 15, 2006	4023 Fleur Drive Des Moines, IA 50321
Flint - Saginaw Bay - Bay City	WSMH	July 15, 2006	G-3463 W. Pierson Rd Flint, MI 48504
Greensboro - High Point - Winston-Salem	WUPN	June 15, 2006	3500 Myer Lee Dr. Winston-Salem, NC 27101
Greenville - Spartanburg - Asheville - Anderson	WLOS (Affiliate may add WBSC in this market also.)	June 15, 2006	110 Technology Drive Asheville, NC 28803
Las Vegas	KVWB	July 15, 2006	3830 S. Jones Blvd. Las Vegas, NV 89103

___________________________
* Provided that the channel upon which the Service is displayed does not change and the Service is not deleted from any MVPD systems, upon written notice to Network, Affiliate may substitute another station that Affiliate owns and/or programs for the designated Station on this Exhibit A if such other station is licensed to a Licensed Community in the same DMA as the Station it is replacing.

Lexington	WDKY	May 15, 2006	Chevy Chase Plaza 836 Euclid Ave Lexington, KY 40502
Madison	WMSN	July 15, 2006	7847 Big Sky Drive Madison, WI 53719
Milwaukee	WCGV	June 15, 2006	4041 N 35th Street Milwaukee, WI 53216
Minneapolis - St. Paul	KMWB	July 15, 2006	1640 Como Ave St. Paul, MN 55108
Mobile	WEAR	May 15, 2006	4990 Mobile Highway Pensacola, FL 32506
Nashville	WUXP	May 15, 2006	631 Mainstream Dr. Nashville, TN 37228
Norfolk - Portsmouth - Newport News	WTVZ	July 15, 2006	900 Granby St. Norfolk, VA 23510
Oklahoma City	KOCB	July 15, 2006	1228 E. Wilshire Blvd Oklahoma City, OK 73111
Peoria - Bloomington	WYZZ	June 15, 2006	2714 E. Lincoln Bloomington, IL 61704
Pittsburgh	WCWB	May 15, 2006	750 Ivory Ave. Pittsburgh, PA 15214
Portland - Auburn	WGME	June 15, 2006	1335 Washington Ave. Portland, ME 04103
Raleigh - Durham (Fayetteville)	WRDC	June 15, 2006	3012 Highwoods Blvd. Suite 101 Raleigh, NC 27604
Rochester, NY	WUHF	July 15, 2006	360 E. Ave. Rochester, NY 14604
San Antonio	KRRT	July 15, 2006	4335 NW Loop 410 San Antonio, TX 78229
Springfield - Holyoke	WGGB	July 15, 2006	1300 Liberty St. Springfield, MA 01104
Tallahassee - Thomasville	WTWC	June 15, 2006	8440 Deer Lake Rd S. Tallahassee, FL 32312
Tampa - St. Pete (Sarasota)	WTTA	June 15, 2006	7622 Bald Cypress Pl. Tampa, FL 33614

EXHIBIT B

To Affiliation Agreement By and Between

Sinclair Television Group, Inc. and

The TUBE Music Network, Inc.

Dated as of March 22, 2006

LAUNCH NOTICE

BROADCAST LAUNCH FORM
STATION NAME:	STATION GROUP OWNER:
STATION MAILING ADDRESS:
PHONE NUMBER:	FAX NUMBER:
GENERAL MANAGER:	MARKETING CONTACT:
ENGINEER	PHONE (IF DIFFERENT): EMAIL ADDRESS:
AREAS SERVED (PLEASE INCLUDE ZIP CODES):
DMA:
FILL OUT THE LINE BELOW FOR ONE EARTH STATION RECEIVE SITE (EACH ADDITIONAL SITE REQUIRES A SEPARATE FORM)
Do you have an antenna capable of receiving a C band feed from AMC-3 Transponder 17 located at 87 degrees west? YES __NO __
Do you have space for an additional antenna on your roof or in your antenna farm? YES __ NO __
Does this space have a good southern exposure looking at 95 degrees? YES __ NO __
Do you have the resources to install the antenna? YES __ NO __

STREET ADDRESS (Shipping Address):
CITY/STATE/ZIP:	COUNTY:
LAUNCH DATE: __________________	CHANNEL NUMBER: __________________
SIGNATURE:	TITLE:	DATE:

Email COMPLETED FORM to linefinder_1999@yahoo.com

 24

EXHIBIT C

To Affiliation Agreement By and Between

Sinclair Television Group, Inc. and

The TUBE Music Network, Inc.

Dated as of March 22, 2006

RECEIVING EQUIPMENT

•	3.0 meter C-Band antenna, single port feed with digital-ready LNB, if necessary (Network, in its discretion, may furnish a larger antenna)
•	150 Feet of RG6 Coaxial Cable, if necessary
•	Integrated receiver/decoder

25

EXHIBIT D

To Affiliation Agreement By and Between

Sinclair Television Group, Inc. and

The TUBE Music Network, Inc.

Dated as of March 22, 2006

REVENUE SHARE

Commencing on the date upon which a Station initially transmits the Service and thereafter throughout the Term, Network shall pay to Affiliate the following amounts:

I.      Affiliate Advertising Share.

1.
Determining Affiliate Advertising Share. Commencing with the calendar quarter beginning on April 1, 2006 and for each calendar quarter thereafter during the Term, Network shall pay to Affiliate the Affiliate Advertising Share. For purposes hereof, the “Affiliate Advertising Share” shall be determined by multiplying fifteen percent (15%) of Network’s Advertising Revenue for such calendar quarter by a fraction, the numerator of which is the total number of Cable Subscriber Households in the DMA of the Station(s) transmitting the Service pursuant to this Agreement, and the denominator of which is the total number of Cable Subscriber Households in all of the DMAs in which the Service is being transmitted. If a Station commences transmitting the Service on other than the first day of a calendar quarter, then the Affiliate Advertising Share for such quarter shall be further prorated based on the number of days in such quarter that such Station transmitted the Service. For purposes of this Exhibit D, The number of Cable Subscriber Households shall be determined by the certified report supplied by each MVPD distributing the service, described in Section 7(a) of the body of this Agreement. In the event that such report is not received by Network with respect to each and every MVPD that carries the Service, then, for purposes of this Exhibit D, the number of Cable Subscriber Households shall be equal to the number of cable TV households served by the applicable Station in such Station’s DMA as published in the most recent Television & Cable Factbook (Warren Publishing, Inc.) or, if an independent source for determining the number of television households that receive the Service through a subscription to cable service is or hereafter becomes publicly available, the parties agree to use such source in lieu of the foregoing.

2.	Payment. The Affiliate Advertising Share, if any, shall be payable quarterly and shall be due no later than forty-five (45) days following the end of each calendar quarter, for which a payment is due.

II.	Affiliate Transactional Share.

1.     Determining Affiliate Transactional Share. Commencing with the calendar quarter beginning on April 1, 2006 and for each calendar quarter thereafter during the Term, Network shall pay to Affiliate the Affiliate Transactional Share. For purposes hereof, the “Affiliate Transactional Share” means fifteen percent (15%) of Network’s Transactional Revenue for the pertinent calendar quarter.

2.     Payment. The Affiliate Transactional Share, if any, shall be payable quarterly and shall be due no later than forty-five (45) days following the end of each calendar quarter, for which a payment is due.

 2

EXHIBIT E

To Affiliation Agreement By and Between

Sinclair Television Group, Inc. and

The TUBE Music Network, Inc.

Dated as of March 22, 2006

ADDITIONAL TERMS AND CONDITIONS

Rights and Copyright Indemnification

Without limiting Network’s indemnification obligations as set forth in the body of this Agreement, Network agrees to indemnify the Affiliate Indemnitees against any and all Costs arising out of any (i) third-party claims that Network’s music performance rights licenses with ASCAP, BMI and SESAC do not cover music performances through to the viewers of the Service, or (ii) written agreement between Affiliate and an MVPD for the retransmission of the Service (together with the Primary Feed as provided in Section 3(a) of the body of the Agreement) solely within the Station’s DMA pursuant to which Affiliate is obligated to indemnify such MVPD against any Incremental Copyright Cost (as defined below) resulting directly from the retransmission of the Service by such MVPD in the Station’s DMA.  For purposes hereof, “Incremental Copyright Cost” shall mean the difference, if any, between (A) the copyright royalties that would be payable by the MVPD in the Station’s DMA without carriage of the Service, and (B) the copyright royalties that would be payable by such MVPD in such DMA with the carriage of the Service.

 3